Exhibit 99.2

Contact: West Marine, Inc.

Russell Solt, Director Investor Relations

(831) 761-4229

WEST MARINE ANNOUNCES JUNE 2003 SALES RESULTS

WATSONVILLE, CA, July 2, 2003 – West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the five weeks ended June 28, 2003 were $98.4 million, a 25.0% increase from net sales of $78.7 million for the same period a year ago. Comparable store net sales for the five weeks ended June 28, 2003 decreased 2.0% from the same period a year ago.

Net sales for the thirteen weeks ended June 28, 2003 were $233.0 million, an increase of 22.6% from net sales of $190.0 million for the same period a year ago. Comparable store net sales for the latest thirteen weeks decreased 4.4% compared to the same period a year ago.

Net sales for the twenty-six weeks ended June 28, 2003 were $344.1 million, an increase of 19.8% from net sales of $287.2 million for the same period a year ago. Comparable store net sales for the latest twenty-six weeks decreased 6.2% compared to the same period a year ago.

John Edmondson, President and CEO of West Marine said, “As we previously stated, June experienced unseasonable weather patterns well into the month. We had low single digit comparable store sales the last week of the month. Comparable store sales by region were Southeast –1.8%, Northeast –2.0% and West Coast –2.4%.”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 334 stores in 38 states, Canada and Puerto Rico, and more than $500 million in annual sales. The Company’s highly successful Catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats. Sales from 62 BoatU.S. stores acquired in January, 2003 are included in total sales, but are not reflected in comparable store sales statistics.

West Marine’s new initiatives for 2003 include opening more new stores in Canada and opening more West Marine Express stores, which are smaller format stores located next to marinas. In January 2003, the Company acquired all 62 BoatU.S. retail stores, as well as its catalog and wholesale operations.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as the Company and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors disclosed from time to time in the Company’s SEC filings.